Exhibit 10.1

Execution Version

ROUNDTABLE STRATEGIC PLATFORM AGREEMENT

PARTNER	Paradium.AI, Inc. f/k/a The Arena Group Holdings, Inc.
EFFECTIVE DATE:	Upon Completion of Certain Conditions Precedent
ADDITIONAL TERMS:	All Exhibits

This RTB STRATEGIC PLATFORM AGREEMENT (“Agreement”) is entered into by and between RTB DIGITAL, INC. also dba “Roundtable” (“RTB” or “Company”) and Paradium.AI, Inc. f/k/a The Arena Group Holdings, Inc. (“Partner” or “Arena” or “Paradium”) effective as of the Effective Date above (each a “Party” and collectively the “Parties”). The specific date that marks the Effective Date, when confirmed, will be codified via an executed memorandum between the Parties. RTB acknowledges that Arena consists of multiple affiliates and subsidiaries, and certain of Arena’s rights and/or obligations under this Agreement will be conveyed and be performed by such subsidiaries and affiliates.

RECITALS

WHEREAS Arena owns and/or operates various web properties and brands that run on its full service publishing, monetization, and payments platform;

WHEREAS, Arena currently creates end-user -focused content (“Arena Content”), and third-party publishers (“Third Party Publishers”) create end-user focused content (“Third Party Content”) (together the Arena Content and Third Party Content are the “Partner Content”), at various Internet domain(s) (the “Domains” or “Channels”) operated by Arena, each as listed in the Assets and Domains Exhibit (together, the Partner Content, Domains and Channels are the “Assets”) (for the avoidance of doubt, Arena properties not listed in the Assets and Domains Exhibit are not considered Domains, Channels or Assets and are not included in this Agreement, except pursuant to future mutually executed amendment to this Agreement by the Parties);

WHEREAS RTB provides a full-stack digital media and business operations platform (“Platform”), including digital publishing, video, subscriptions/memberships, newsletter, advertising, apps, internal distribution, data management, reporting, and real-time payments and payment advances in partnership with Coinbase, among other features;

WHEREAS RTB also provides advertising sales and related operations, syndication/distribution relationships, digital marketing, and organizational services (together with the Platform, the “Services”);

WHEREAS RTB maintains a network of owned and/or operated web properties that make up a unified, mutually supporting coalition of premium media properties (“Coalition”);

WHEREAS Arena wishes to utilize RTB’s Platform and Services for its Assets and have such Assets be part of its Coalition;

WHEREAS RTB wishes to provide its Platform and Services to Arena (at RTB’s expense) and includes Arena as part of its Coalition;

WHEREAS the Parties wish to share revenues (among other considerations as listed in the Agreement) attributable to Arena’s Assets that utilize RTB’s Platform, Services and Coalition;

WHEREAS, RTB will provide certain services, as more particularly described in this Agreement, for Arena, and Arena will grant certain licenses and rights of use to RTB in connection with the business and services and convey to RTB certain intellectual property rights, as more particularly described in this Agreement; and

WHEREAS the Parties also wish to enter into Employee Sharing Agreements under which employees work toward common goals of the Parties, while RTB reimburses certain expenses (as explicitly described herein to this Agreement) that may currently be borne by Arena

AGREEMENT

Therefore, the Parties agree as follows:

1. REVENUE SHARING. The Revenue achieved during the Term that are attributable to the Assets’ operation on the Platform (and use of related Services) shall be shared between the Parties pursuant to the further descriptions and clarifications as set forth in the Revenue Share and Operations Exhibit.

2. RTB LICENSED OPERATIONS. Subject to the terms and conditions of this Agreement and all applicable laws and applicable third-party agreements, Arena (the “Licensor”) hereby grants to RTB (the “Licensee”) the right during the Term on the Platform to use its Services to a) publish, produce, advertise, market, promote, distribute, and provide related functions and other applicable services for the Arena Websites (listed in the Platform Features Exhibit), pursuant to the approval and migration procedures as set forth herein this Agreement with respect to each such website, and b) to use Arena’s systems, technologies and vendors agreement to help RTB perform and fulfill its obligations under this Agreement. Additionally, during the term of this Agreement, except for those third-party sites hosted by Arena as of the Effective Date, Arena shall not, directly or indirectly, engage in, third party hosting offerings, or services that are competitive with the products and services offered by RTB as of the Effective Date. Arena hereby reserves any and all rights that are not expressly granted to RTB in this section or elsewhere in this Agreement.

2.1 Arena Technology. Additionally, subject to the terms and conditions of this Agreement and all applicable laws and applicable third-party agreements, within ninety (90) days of the Effective Date, Arena shall have on the terms and subject to the conditions of this Agreement, delivered (or cause to have been delivered) to RTB (in a mutually-agreed form and format and pursuant to an agreed upon delivery mechanism, including as set forth herein), full, perpetual and irrevocable control of a current carbon copy of the Arena Technology, including all Documentation included therein. In the event a third party causes a delay in the delivery of the Arena Technology past the ninety (90) day threshold, Arena will work in good faith to deliver the remaining Arena Technology in as reasonable a time frame as commercially possible. In any such event Arena shall deliver login credentials within thirty (30) days from the Effective Date. Each Party shall have the right to modify, adapt, enhance, improve, or otherwise create derivative works of the Arena Technology (“Modifications”), and such Party shall exclusively own all right, title, and interest in and to all Modifications, including all intellectual property rights therein. As more fully outlined in the Ownership Section of this Agreement, both Parties shall have a full, perpetual, irrevocable, and royalty free license to use, implement and take commercial advantage of the Modifications for such Party’s business operations. Notwithstanding the foregoing, the parties acknowledge and agree that Arena shall, as it currently does, independently fully own and control without restriction its own version of the Arena Technology, provided that Arena may not sell, assign, license, or sublicense its own version of the Arena Technology to any direct competitor of Arena or RTB as more specifically outlined in Exhibit 11. The Parties agree that this Exhibit 11 may be updated from time to time by mutual written consent of the Parties with such signing representative to be the CEO of Arena and the CEO of RTB, and such written consent shall not be unreasonably withheld by either party. Except as part of a sale of RTB as a whole or by written consent of Arena, RTB may not sell, license, sub-license or otherwise transfer the Arena Technology to any third party. For the avoidance of doubt, during the Term of the Agreement, Arena acknowledges that it will work with RTB in good faith and with reasonable advanced notice to limit or restrict the execution of new license(s), after the Effective Date, of media content to a hosting environment that materially impairs the traffic, audience monetization, or programmatic yields managed by RTB on the Platform. Within ninety (90) days from the Effective Date, the Parties shall align on a mutually agreeable framework for offering Infosentience services on the RTB Platform Coalition.

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In exercising the foregoing rights (and resulting obligations pursuant to this Agreement), RTB shall incur and pay all expenses or reimburse Arena for its payment of such expenses related to such operations (including but not limited to applicable vendor and employee costs, as defined between the parties in the Expense Payment Schedule Exhibit and Additional Terms Exhibit , which the parties agree may be updated from time to time upon the mutual consent of the Parties. For existing vendors of Arena, in any interim period while RTB utilizes such Arena vendor agreements (for sole purpose of supporting Arena) either within or alongside its Platform, then a) RTB and Arena shall cooperate in good faith with respect to a) transitioning the vendor relationship and agreement from Arena to RTB - both legally and operationally, and b) Arena shall set RTB as Arena’s limited-purpose Agent with respect to each such vendor to operate each vendor’s services under Arena’s then-existing Agreement (until such can be properly migrated to an RTB agreement).

As consideration for the above license and copy transfer, among other consideration listed herein to this Agreement, within two (2) weeks of the Effective Date, which may be mutually extend by written consent of Arena, RTB shall cause its transfer agent to issue to Arena the number of shares of RTB’s unregistered common stock, which equals the equivalent to Eleven and One-Half Million Dollars ($11,500,000) based on 10-day rolling volume-weighted moving average (VWAP) being the closing price of RTB common stock for the five (5) days prior to and the five (5) days after this Agreement is publicly disclosed via Form 8-K by RTB, provided that such price per share shall not be lower than the Nasdaq Official Closing Price (NOCP) or the average NOCP for the five trading days prior to signing this Agreement.

Upon receipt of the common stock, Arena (along with its affiliates and entities directly or indirectly controlled by Arena) agrees that (a) it will not sell more than 10% of the total daily trading volume of the common stock on any calendar date, (b) it will not sell any common stock within the first thirty (30) minutes of market opening or the last thirty (30) minutes prior to market closing, and (c) it will not effect any short sale of the common stock, enter into any hedging, short derivative or similar transaction in the common stock, or engage in any manipulation of the price of the common stock, and (d) prior to selling any common stock, it will first offer RTB the right to purchase such common stock at a price to be agreed by the Parties, but in no event greater than the 5-day VWAP as of the date such offer was made in writing to RTB. RTB shall give notice of their intent to purchase the common stock within three (3) days from receipt by Arena. The Parties agree that the above stated restrictions shall only include sales on the open market and shall not restrict Arena as it relates to insider-to-insider trades or private off-market block trades.

Direct payment of any expenses by RTB will arise on the terms and schedules as set in each such current agreement, and RTB represents and warrants that it will make such payments in full in a timely and compliant manner. Reimbursed payment shall follow the procedures listed in the Expense Payment Schedule Exhibit and Additional Terms Exhibit. RTB acknowledges and agrees that RTB will fully cover any needs/changes in Arena facilities, sales & marketing, marketing technology, and technology costs, provided that any such increase in Employee/Payroll Expenses shall not exceed ten percent (10%) of the prior year’s amount without RTB’s written consent. Notwithstanding the foregoing, (a) pass-through increases in variable and fixed vendor costs as implemented by any such vendor, (b) increases in variable costs directly associated with a growth in Arena’s business, shall not be capped at a yearly percentage increase. Arena acknowledges and agrees that it will not materially modify or add services to their vendor agreements, absent normal annual increases, without mutual agreement between the Parties (and in the event of dispute or urgent needs in advance of such mutual agreement, the dispute resolution procedures will be used, but Arena is not prohibited from addresses the identified urgent need in the interim).

3. PLATFORM SERVICES, ACCESS & MIGRATION.

3.1 Use Terms. RTB shall provide access to the Platform and the Services, subject to the terms of this Agreement. Except as expressly provided otherwise in this Agreement, this Agreement is subject to the Platform Use Terms (“Platform Use Terms”), explicitly incorporated herein as the Platform Use Terms Exhibit. For the avoidance of doubt, these Platform Use Terms may only be changed pursuant to a mutually executed amendment to this Agreement by the Parties. All capitalized terms not defined in this Agreement have the meaning outlined in the Platform Use Terms.

3.2 The Platform. RTB will, at its own full cost and expense, build, host, maintain, operate, and administer the Platform and Services (as defined herein). Operation and performance of the Platform and Services will at all times meet material parity on key functions and design and the minimum standards and levels as described herein to this Agreement, including but not limited to all structural, design, data, payments, and technological matters with respect to the Platform and Services, including, without limitation, the list of features and responsibilities described in the Platform Features Exhibit hereto. Costs and expenses related to RTB’s i) migration and onboarding of Assets and ii) customizations to the Platform and/or Services pursuant to this Agreement, shall be borne entirely by RTB.

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3.3 Access to Services and Coalition Benefits.

(a). Access; Service Level. RTB shall make the Platform and Services available for use by Partner pursuant to secure login in accordance with the Service Level Agreement, set forth as the Service Level Agreement Exhibit. Partner shall provide RTB with read-access login to the Partner’s Google Analytics account or other primary analytics-measuring tool used for the Domains.

(b). Ads.txt and Traffic Assignment. Partner grants RTB, for so long as each specific item of the Assets is successfully hosted on the Platform (i) control of ads.txt, if and when appropriate and applicable (based on mutual assessment of the advertising operations, systems, and advertising accounts/agreements), with respect to the Domains and (ii) by mutual agreement, the right to include the Domains in the Coalition in a consolidated listing assembled by third-party measurement companies such as comScore, Nielsen and/or other similar services selected by RTB. RTB will bear all costs and expenses, as may be related to such Domain listing and/or traffic assignment. For the avoidance of doubt, Arena’s existing seats, agreements, and licenses will be maintained – including for potential use with respect to Domains on the Platform -- until such time as proper and functional RTB substitutes can be deployed, and the Parties mutually agree to such in writing (by authorized personnel of each Party) and the associated expenses will be deemed to accrue to and be covered by RTB. Subject to the foregoing clauses of this section, as appropriate given each proposed action (approval not to be unreasonably withheld), Arena will promptly execute industry standard documents required to effect this section (provided that such documents contain no ancillary terms or potentially harmful clauses to Arena and that Arena is treated no worse than any other third-party entities in the Coalition).

3.4 Launch and Coalition Participation.

Launch; Launch Date. Following the Effective Date, RTB and Partner shall cooperate to jointly create and develop a plan for Migration of Domains to the RTB Platform, including creative and design. RTB shall be responsible for its own engineering work and expenses related to Migration (including customizations and enhancements it makes to the Platform to support the Arena Migration effort). Partner will provide RTB with all necessary rights and access reasonably required for the Migration, as set forth on the Migration Exhibit. Migration of Domains will be done consistent with the then-current design and feature set capabilities of the Platform and other requirements defined in the aforementioned plan. Upon acceptance of each new website by RTB and Partner, the new website shall be made publicly available on the Platform (the “Domain Launch,” and the date of Launch, the “Domain Launch Date”). Only upon Domain Launch Date will the revenues generated through the Platform that are attributable to any migrated Domain be considered as Revenue under this Agreement.

3.5 Ownership. As between the Parties, (i) Partner and its subsidiaries or affiliates owns and retains all right, title, and interest in and to the Assets, intellectual property, versions of technology as of the date such technology is shared with RTB, Arena Content, Third Party Content that was provided to Arena on a work-for hire (or similar) basis, Domains, Asset Data collected by Partner, and Partner trademarks and branding, (ii) Third Party Publishers owns and retains all right, title, and interest in and to the Third Party Content (except as such was provided to Arena on a work-for-hire or similar basis), and (iii) RTB and its Affiliates own and retain all right, title, and interest in and to the Platform, Services, Asset Data collected by RTB, RTB and its licensors’ trademarks and branding and all software and technology RTB uses to provide and operate the Platform and Services; provided, however, that i) Arena-provided technology into the RTB Platform shall be considered jointly yet independently owned (such that each Party may further use at its discretion), and ii) if there is joint development under an Employee Sharing Agreement or otherwise (for purposes of example only, integration specs and APIs, reporting systems and interfaces, etc.) then the Parties acknowledge and agree that it is the intent for both Parties to be able to fully and independently use such work (whether for performance under this Agreement or other purposes), and if a specific Party is deemed “owner” of such work, including the Modifications, it grants to the other Party a royalty free, perpetual, and irrevocable license to use such work in any manner that it deems appropriate. Asset Data collected by RTB shall be provided to Arena, and the Parties will be considered joint controllers of such data (with Arena as an intended co-owner), and Arena is permitted to independently use such data in its discretion. Partner maintains and will at all times during the Term maintain ownership of and all renewal obligations for the domain names associated with the Domains. Each Party reserves all other rights not expressly granted herein.

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3.6 New Third-Party Domains. During the Term, Arena agrees that for new third-party top-level domains (excluding those under Arena affiliates and/or acquired by Arena or its affiliates via acquisitions) that are not currently partnered with either Party, Arena will not compete with RTB with respect to such hosted domain opportunities.

3.7 Prior to commencing any Migration of media content to the Platform, RTB shall have at least $7,000,000 of unrestricted cash and cash equivalents. Following commencement of the Migration, RTB’s audited yearly and auditor-reviewed quarterly financial statements shall not contain any going-concern qualification indicating substantial doubt regarding RTB’s ability to continue as a going concern; provided, however, that any failure to satisfy the foregoing covenant shall be deemed cured and shall not constitute a default if RTB’s financial statements for the subsequent fiscal quarter, as audited or reviewed as applicable, do not contain any such going-concern qualification.

4. Sale / License / Cessation / Removal Of Assets Or Domains By Arena. Arena’s management team may, in its sole discretion and at any time, i) sell, ii) license (for example, for a third party to take over an Arena brand or property), or iii) cease publication of any of its brands and/or Domains, or additionally iv) de-platform and/or lose operational license to a third-party website, so long as Arena complies with either (a)-(d) or (e) as set forth below:

(a). In the event of a sale, the sold publishing portion of that Domain, brand and/or Asset must remain on or promptly be migrated to, as applicable, the RTB Platform after any such sale, under the same revenue share obligations outlined herein between buyer and RTB for the remaining duration of the then-current Term as set forth in Section 5.1 below;

(b). Any Asset sold or licensed, the net proceeds shall be used to pay down the then-existing debt;

(c). Any Asset or Domain shall not be sold for under 5X trailing twelve (12) months gross revenue;

(d). No Asset or Domain shall be sold to Authentic Brands Group, Minute Media, or their respective Affiliates, without written consent of RTB. This list may be updated from time to time by written consent of the parties, which shall not be unreasonably withheld; or

(e). Via a properly noticed Proxy Vote, whereby a majority (over 50%) of the then-outstanding shares are entitled to vote cast in favor of a sale of certain Assets, Domains and/or brands under the terms set forth by management of the Company and the Arena Board of Directors.

Notwithstanding the foregoing, (i) prior to de-platforming and/or losing operational license to a third-party website, Arena shall offer to transfer its rights to such operational licenses to RTB, subject to the third-party’s written approval, which RTB may accept or reject in its sole discretion, and (ii) prior to ceasing publication of any of its brands and/or Domains, Arena shall consult in good faith with RTB to explore alternative uses of such brands and/or Domains.

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5. TERM AND TERMINATION.

5.1 Term. The initial Agreement term (“Initial Term”) shall commence on the Effective Date and shall continue for a period of ten (10) years from the Effective Date, unless earlier terminated pursuant to Section 5.3 (or as a termination provision may be listed elsewhere in the Agreement).

5.2 Renewal. At the end of the Initial Term (and any subsequent Renewal Term), the Agreement shall be automatically extended an additional twelve (12) months (each a “Renewal Term”), unless a Party provides written notice of non-renewal at least sixty (60) prior to the end of the then current Term period. Together the Initial Term and Renewal Term(s) (if any) are the “Term”.

5.3 Termination. Either Party may terminate this Agreement as follows:

(a). Termination for Breach. If a Party materially breaches this Agreement or any side letter referenced herein, and such breach causes material harm to the non-breaching Party, and fails to cure such breach within thirty (30) days of receipt of notice of breach from the non-breaching Party, then the non-breaching Party may terminate this Agreement on written notice to the breaching Party, provided that, except in the instance of a breach for non-payment, in the event RTB disagrees with a breach claimed by Arena, RTB agrees to fund an Arena-chosen, technically qualified, and non-conflicted consultant to act as an arbitrator. Such arbitration for breach shall be completed within thirty (30) days but no later than sixty (60) days from the receipt of notice of breach. The Parties agree that they will timely respond to matters necessary to participate and complete the arbitration within the timeline stated herein. Breaches for non-payment shall not be subject to the arbitrator provisions as stated herein;

(b). Termination for Uncurable Breach. If a Party materially breaches this Agreement or any side letter referenced herein, where such breach by its nature cannot be cured, then the Parties shall enter into a fifteen (15) day negotiating period upon notice of breach from the non-breaching Party, whereby the Parties may (but are not obligated to) agree to a wind-down process at the non-breaching party’s option or settle on an alternative remedy; after such fifteen (15) day period has expired, if no alternate disposition of the breach has been agreed to by executed memorandum by authorized personnel of each Party, the non-breaching Party may terminate the Agreement on written notice to the breaching Party;. Notwithstanding the foregoing, in the event RTB disagrees with a breach, except in the instance of a breach for non-payment, claimed by Arena, RTB agrees to fund an Arena-chosen, technically qualified, and non-conflicted consultant to act as an arbitrator. Such arbitration for breach shall be completed within thirty (30) days but no later than sixty (60) days from the receipt of notice of breach. The Parties agree that they will timely respond to matters necessary to participate and complete the arbitration within the timeline stated herein. Breaches for non-payment shall not be subject to the arbitrator provisions as stated herein;

(c). Termination for Impairment. If a Party is subject to any form of impairment (defined as follows), the other Party may terminate the Agreement on written notice to the impaired Party; impairment means (i) a petition is filed, or any case, proceeding or other action is commenced against a Party seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or composition of its debts or other relief under any law relating to bankruptcy, insolvency, arrangement, reorganization, receivership, or other debtor relief under the laws of the United States or any state or other competent jurisdiction and such proceeding is not dismissed within ninety (90) days after the commencement thereof; or (ii) a court of competent jurisdiction enters an order for relief against a Party as debtor, or an order, judgment or decree is entered appointing, with or without the consent or contest of a Party, a receiver, trustee, custodian or other similar official for it, or for all or any part of its assets or properties, and such petition, case, proceeding, action, order, judgment or decree is not be dismissed within ninety (90) days after being commenced;

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(d). Termination for Cause. If a Party engages in conduct that a court of competent jurisdiction determines is illegal or fraudulent that is demonstrably and materially injurious to the other Party, or an officer or director of a Party is convicted of, or enters a plea of guilty or nolo contendre to a felony involving fraud that is demonstrably and materially injurious to the rights or reasonable public perception of the other Party under this Agreement, then the other Party may terminate the Agreement on written notice;

(e). Termination for Corporate Reasons. The mutual intent of the Parties is to execute a side letter describing certain corporate actions (which actions may be either a certain condition precedent to the Effective Date and/or a future obligation of a Party); in the event a Party does not fulfill any of its obligations as may be listed in such executed side letter within the required time frame, then the other Party may terminate this Agreement on written notice.

5.4 Effect of Termination. See Platform Use Terms

5.5 Asset Removal From Platform. Arena may reassert platform control for any Domain upon RTB’s uncured or uncurable breach of the Agreement, provided that, before any such removal, in the event RTB disagrees with a breach claimed by Arena, RTB agrees to fund an Arena-chosen, technically qualified, and non-conflicted consultant to act as an arbitrator. Such arbitration shall be completed within thirty (30) days but no later than sixty (60) days from the receipt of notice of breach. The Parties agree that they will timely respond to matters necessary to participate and complete the arbitration within the timeline stated herein

6. MISCELLANEOUS PROVISIONS.

6.1 Choice of Law, Venue, and Jury Trial Waiver. Delaware law governs this Agreement without regard to principles of conflicts of law. Except as otherwise expressly provided in Sections 5.3(a), 5.3(b), and 5.5, the Parties shall each submit to the exclusive jurisdiction of the State and Federal courts in Delaware, and expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and waive any objection that they may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. To the fullest extent permitted by applicable law, each Party waives its right to a jury trial of any cause of action arising out of this Agreement.

6.2 Assignment. Either Party may assign this Agreement without the prior written consent of the other Party to i) an Affiliate, or ii) an entity that acquires the majority of its business or assets, but the other Party shall be notified within 30 days of such assignment. Except for those exceptions outlined herein, neither Party shall assign this Agreement without prior written consent, which shall not be unreasonably withheld. This Agreement will benefit and bind the permitted successors and assigns of the Parties. Nothing expressed or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever except as expressly set forth in this Agreement.

6.3 Expenses. Except as stated otherwise, each Party hereto shall bear its own fees and expenses in connection with the development and execution of this Agreement and the transactions contemplated herein.

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6.4 Entire Agreement. The terms and conditions herein, including exhibits and schedules attached or referenced herein, constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof.

6.5 Relationship of the Parties. Nothing herein shall be construed to create a joint venture or partnership between the Parties or an agency relationship. Except as provided in this Agreement, neither Party hereto shall have any express or implied right or authority to assume or create any obligations or incur expenses on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party.

6.6 Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the United States of America and the laws of the State of Delaware, without reference to conflict of laws principles. In the event of a dispute, each Party submits itself to the exclusive jurisdiction of the state and federal courts located in Delaware.

6.7 No Public Announcements. Unless otherwise required by applicable Law or regulations (based upon the reasonable advice of counsel), neither Party shall make any public announcements in respect of this Agreement, including any of the terms thereof, or the transactions contemplated hereby or communicate with any news media without the other Party’s specific prior written consent (by authorized personnel of a Party), and the Parties shall cooperate as to the timing and contents of any such agreed announcement(s).

6.8 Interpretation. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9 Waiver and Amendment. No modification, amendment, or waiver of any provision of this Agreement will be effective unless such amendment or waiver is made in writing and signed by authorized representatives of both Parties.

6.10 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6.11 Counterparts. This Agreement may be executed in any number of counterparts by original signature or electronic signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

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SIGNATURE PAGE TO ROUNDTABLE STRATEGIC PLATFORM AGREEMENT

The parties have executed this Agreement on the respective dates set forth below.

COMPANY:

RTB DIGITAL, INC. dba ROUNDTABLE

By:
Name:
Title:
Date:	September 14, 2026

PARTNER:

Paradium.AI, Inc.

By:
Name:
Title:
Date:	September 14, 2026

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